Fibrocell Receives Orphan Drug Designation from the FDA for FCX-013 for the Treatment of Localized Scleroderma

FCX-013 Gene-Therapy Product Candidate Offers Potential to Address Painful Fibrotic Disease

EXTON, PA - April 25, 2016 - Fibrocell Science, Inc., (NASDAQ:FCSC), an autologous cell and gene therapy company focused on developing transformational therapies for diseases affecting the skin, connective tissue and joints, today announced that it has received orphan drug designation from the U.S. Food and Drug Administration (FDA) for FCX-013 for the treatment of localized scleroderma, a chronic autoimmune disease characterized by thickening of the skin and connective tissue that can be debilitating and painful.

FCX-013 is an autologous fibroblast cell genetically modified to express a protein to breakdown excess collagen I and III at the site of the localized disease. FCX-013 incorporates Intrexon Corporation’s (NYSE:XON) proprietary RheoSwitch Therapeutic System®, a biologic switch activated by an orally administered compound which allows control of future protein expression once the initial fibrosis has been resolved. FCX-013 is currently in pre-clinical development for the treatment of linear scleroderma, a form of localized scleroderma.

“Achieving orphan drug designation for FCX-013 is an important regulatory milestone for us,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “We recently reported the successful completion of a proof-of-concept study in which FCX-013 reduced the dermal thickness of fibrotic tissue in a scleroderma rodent model. Based on these results, we advanced FCX-013 into pre-clinical dose ranging and toxicology/biodistribution studies for product optimization. We expect to submit an Investigational New Drug application for FCX-013 to the FDA in 2017.”

FCX-013 is Fibrocell’s second gene-therapy product candidate to receive orphan drug designation. The Company’s other orphan gene-therapy product candidate, FCX-007, recently received allowance from the FDA to initiate a Phase I/II clinical trial in adults for the treatment of recessive dystrophic epidermolysis bullosa.

About Orphan Drug Designation

Orphan drug designation is granted by the FDA Office of Orphan Products Development (OOPD) to novel drugs or biologics that treat a rare disease or condition affecting fewer than 200,000 patients in the United States. Subject to certain conditions, the designation provides the sponsor with a seven-year period of U.S. marketing exclusivity from launch, as well as tax credits for clinical research costs, the ability to apply for annual grant funding, clinical research trial design assistance, and waiver of Prescription Drug User Fee Act (PDUFA) filing fees.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs. Fibrocell’s most advanced product candidate, azficel-T, uses its proprietary autologous fibroblast technology and is in a Phase II clinical trial for the treatment of vocal cord scarring resulting in chronic or severe dysphonia. In collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology, Fibrocell is also developing gene therapies for diseases affecting the skin, connective tissue and joints using genetically-modified autologous fibroblasts.  Fibrocell recently received allowance from the FDA to initiate a Phase I/II clinical trial of FCX-007 in adult subjects, and expects to initiate the Phase I portion of the trial in the second quarter of 2016. FCX-007 is Fibrocell’s lead gene-therapy product candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB).  Fibrocell is in pre-clinical development of FCX-013, its gene-therapy product candidate for the treatment of linear scleroderma.  In addition, Fibrocell and Intrexon are in collaboration to develop a gene therapy for the treatment of arthritis.  For more information, visit www.fibrocell.com or follow us on Twitter at @Fibrocell.

Fibrocell Trademarks

Fibrocell™ and Fibrocell Science® are trademarks of Fibrocell Science, Inc. and/or its affiliates.  All other names may be trademarks of their respective owners.

Fibrocell Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the initiation, design and timing of our Phase I/II clinical trial for FCX-007; the timing of the submission of an IND for FCX-013; the potential benefits of orphan drug designation; the potential advantages of our product candidates; and other statements regarding our future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations, intentions and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others:  our ability to obtain additional capital to fund our operations; changes in law affecting orphan designated drugs and biologics; our ability to maintain orphan drug designation for FCX-007 and FCX-013; FDA allowance to treat pediatric subjects in the Phase II portion of our Phase I/II clinical trial of FCX-007; uncertainties relating to the initiation and completion of clinical trials; whether clinical trial results will validate and support the safety and efficacy of our product candidates; varying interpretation of clinical and non-clinical data; our ability to maintain our collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in our most recent Form 10-K filings. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While we may update certain forward-looking statements from time to time, we specifically disclaim any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor Relations Contact:
John Woolford
Westwicke Partners
443.213.0506
john.woolford@westwicke.com

Media Relations Contact:
Michael Parks
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michael@pitch360inc.com